Exhibit 99.1

EQUUS SIGNS AGREEMENT TO ACQUIRE U.S. GAS & ELECTRIC, INC.

Acquisition Marks the Final Step in Equus’ Intent to Effect a Transformative Reorganization

HOUSTON, TX – April 24, 2017 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) today announced that it has executed a definitive agreement to acquire and consolidate its operations with U.S. Gas & Electric, Inc. (“USG&E”), a residential and commercial energy services company (hereafter, the “Consolidation”). The Consolidation represents the final step of the Company’s plan of “reorganization”, within the meaning of Section 2(a)(33) of the Investment Company Act of 1940 (“1940 Act”), adopted by the Company on May 13, 2014. In announcing the plan of reorganization, Equus stated its intention to pursue a merger or consolidation with MVC Capital, Inc. (“MVC”) or one of MVC’s portfolio companies, the effect of which would transform Equus into an operating company instead of a closed-end fund.

The consideration to be provided to the USG&E shareholders in connection with the Consolidation consists of: (i) 32,606,539 shares of Equus common stock at a deemed price of $3.28 per share; and (ii) $40 million worth of 5-year mandatory convertible Equus preferred stock (“Preferred Stock”) that is entitled to dividends at the rate of 7.5% per annum. The Preferred Stock may be converted at any time into Equus common stock at conversion prices ranging from $3.28 to $4.10 per share, and automatically converts into common stock on December 28, 2022.

As a result of the Consolidation, and assuming conversion of the Preferred Stock at $3.28 per share, the USG&E shareholders will hold, exclusive of any shares currently held by them in Equus, approximately 76.8% of the common stock of the combined companies on a fully-diluted basis. The Consolidation will be effected in two stages. The first stage consists of the acquisition of 90.3% (on an as-converted to common stock basis) of USG&E’s capital stock from MVC and certain other USG&E stockholders, and the second stage consists of the merger of a wholly-owned subsidiary of Equus with and into USG&E, with USG&E as the surviving corporation. The USG&E stockholders remaining after the first stage of the Consolidation but prior to the second stage of the Consolidation will, as a result of the merger, no longer be stockholders of USG&E, but will have the right to receive their pro-rata portion of the Equus common stock and Preferred Stock described above.

USG&E is a leading retail energy company with over 160 employees that sells electricity and natural gas in deregulated utility markets to residential and commercial customers. USG&E sources and schedules the transfer of energy from the point of purchase at the electrical grids and natural gas pipelines to the local utilities that ultimately deliver the energy to its customers. As of January 31, 2017, USG&E had over 375,000 residential customer equivalents (‘‘RCEs’’) in 64 utility markets across the District of Columbia and the following 11 states: Connecticut, Illinois, Indiana, Kentucky, Maryland, Massachusetts, Michigan, New Jersey, New York, Ohio and Pennsylvania. Nationally, USG&E operates under the brand “U.S. Gas & Electric” and operates in various states under local brands, such as “New Jersey Gas & Electric” and “Pennsylvania Gas & Electric,” that promote consumer confidence and service reliability. As of January 31, 2017, 53% of USG&E’s RCEs were residential and 47% were commercial.

1

2

The closing of the first stage of the Consolidation is subject to various conditions, as well as the observance of certain notice and regulatory waiting periods. If effected, the Consolidation will result in: (i) Equus terminating its election to be classifed as a business development company under the 1940 Act, and (ii) USG&E becoming a wholly-owned subsidiary of the Company. Equus will also change its corporate name to “USG&E, Inc.” following the closing of the first stage of the Consolidation. Although the Company, as a result of the Consolidation, will transform from an investment company into an operating company focused on energy services, it will nevertheless ensure that it satisfies the continued listing criteria for operating companies pursuant to applicable rules of the New York Stock Exchange. To this end, in addition to approving the Consolidation, the Equus board of directors has also approved a 3-for-1 reverse split of its common stock to enable its shares to satisfy the NYSE’s minimum share trading price threshold. The reverse split will occur upon the effectiveness of the filing of a third restated certificate of incorporation of the Company promptly following the closing of the first stage of the Consolidation.

Jefferies LLC served as the Company’s exclusive financial advisor, and JMP Securities LLC is serving as the exclusive financial advisor for USG&E.

Orrick, Herrington & Sutcliffe LLP acted as legal counsel for the Company and Locke Lord LLP acted as legal counsel to USG&E.

The Consolidation is also subject to various risks and uncertainties, among which include the following:

•	The risk that the Consolidation may not be completed within the expected timeframe, or at all;

•	The risk that the Equus share price may decline because the investing public may assign lower values to USG&E’s business than the values Equus has used in negotiating the terms of the Consolidation;

•	The risk that the Consolidation may not be accretive to existing Equus stockholders;

•	The risk that any goodwill or identifiable intangible assets recorded by Equus due to the Consolidation could become impaired;

•	The risk that the Consolidation, either during its pendency or after completion thereof, might prevent Equus from pursuing other opportunities that could benefit Equus stockholders;

•	The risk that, following completion of the Consolidation, the combined operating results of Equus and USG&E do not meet expectations of the investing public; and

•	The failure to successfully integrate the businesses of Equus and USG&E.

These risks should be considered in addition to the items identified as “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2017. Additional Risk Factors and a description of the Consolidation and related items can also be found in the Company’s Information Statement on Schedule 14C that is intended to be filed with the SEC in its preliminary form as soon as practicable after the issuance of this Press Release.

Other Items Approved in Connection with the Consolidation

In addition to approving the Consolidation of the Company with USG&E, the Equus board of directors also approved the following actions which are conditional upon the closing of the first stage of the Consolidation:

•	Restatement of Charter and Bylaws. The Company approved the adoption, upon the closing of the first stage of the Consolidation, of a new Certificate of Incorporation and Bylaws that are more consistent with an operating company instead of an investment company governed by the 1940 Act, and also increased the number of shares of common stock authorized for issuance from 50 million to 100 million.

•	Adoption of New Equity Incentive Plan. The Company approved the adoption, upon the closing of the first stage of the Consolidation, of a new Equity Incentive Plan that provides a range of equity and equity-linked incentives that are more appropriate for an operating company. The number of shares subject to the Plan is 650,000 shares of Company common stock, determined on a post- 3-for-1 reverse split basis.

About Equus

Equus is presently a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS".

About USG&E

USG&E is a leading retail energy company that sells electricity and natural gas in deregulated utility markets to residential and commercial customers in 64 utility markets across 11 states and the District of Columbia. Nationally, USG&E operates under the brand “U.S. Gas & Electric” and operates in various states under local brands, such as “New Jersey Gas & Electric” and “Pennsylvania Gas & Electric,” that promote consumer confidence and service reliability.

About MVC

MVC is a business development company traded on the New York Stock Exchange that provides long-term debt and equity investment capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding possible future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, our ability to conclude the Consolidation and complete the transactions contemplated thereby, the performance of our existing portfolio investments, the other risks and uncertainties described herein, as well as those contained in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

Contacts:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486